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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 14, 2000, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Natural Resource Development Securities Inc. referred to in such report, which appears in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
April 25, 2001